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                                                                     EXHIBIT 9.1

                       FORM OF STOCKHOLDERS' VOTING AGREEMENT

      THIS STOCKHOLDERS' VOTING AGREEMENT (the "Agreement" and any Stockholders' Voting Agreement in substantially identical form to this Agreement between Rifkin and a stockholder of America's Doctor, Inc. shall be referred to herein at the "Voting Agreement(s)") made on this 30th day of June, 1998 (the "Effective Date") by and between Scott M. Rifkin, M.D. ("Rifkin"), whose address is 11403 Cronridge Drive, Suite 200, Owings Mills, MD 21117, phone number: (410) 581-1189, and the undersigned party (the "Stockholder").

RECITALS

      WHEREAS, the Stockholder owns shares of outstanding common stock (the "Stock") of America's Doctor, Inc., a Delaware corporation, whose principal place of business is 11403 Cronridge Drive, Suite 200, Owings Mills, MD 21117 (the "Corporation");

      WHEREAS, in consideration for the Stock issued to the Stockholder, the Stockholder has agreed to allow Rifkin to vote all the Stockholder's Stock in any manner and for any purpose in Rifkin's sole discretion, for a period of five
(5) years from the Effective Date of this Agreement;

      WHEREAS, the Stockholder desires to enter into this Agreement, in accordance with Section 218(c) of the Delaware General Corporation Law, and that this Agreement will be specifically enforceable against the Stockholder.

      NOW THEREFORE, in consideration of the issuance of the Stock to the Stockholder at a discount, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholder agrees as follows:

      1. Recitals. The Recitals are incorporated as if fully set forth herein.

      2. Voting.

            (a) Rifkin shall have the exclusive right to act in respect of and to vote the Stock held by the Stockholder or to give written consent in lieu of voting thereon, subject to any limitation on the right to vote contained in the Articles of Incorporation of the Corporation and subject to the termination provisions contained in Section 8 herein, at any and all meetings of the stockholders of the Corporation, for whatsoever purpose called or held, and in any and all proceedings whether at meetings of the stockholders of the Corporation or otherwise, wherein the vote or written consent of the Stockholder of the Corporation may be required, authorized or permitted by law. Until the expiration of the term of this Agreement, Rifkin shall, in his sole and uncontrolled discretion, in respect of any and all of the Stock held by the Stockholder, possess and be entitled to exercise the right to vote thereon for every purpose, to waive the Stockholder's privilege in respect thereof, and to consent to any lawful corporate act of the Corporation.
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            (b) Rifkin is specifically authorized by way of example, without limiting his rights hereunder, to vote the Stockholder's Stock for, or to consent in respect thereof to: any amendment to the Articles of Incorporation or By-laws of the Corporation whether or not such amendment adversely affects the rights of the Stockholder; or any increase or reduction of the stock of the Corporation; or any agreement of consolidation, merger, share exchange or the sale or other disposition of all, substantially all, or any part of the property, assets and franchises of the Corporation and the granting, ratification or confirmation of any option or options therefore (whether executed before or after the execution of this Agreement, and whether or not such option or options extend(s) beyond the term of this Agreement), or the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the judgment of Rifkin as to the adequacy of the consideration thereby to be received by the Corporation and the Stockholder (provided that the Stockholder and each holder of a Voting Agreement of each class is treated uniformly, share for share) shall be conclusive and binding upon the Stockholder and all persons claiming through or under him/her; or the issuance of stock or warrants or other instruments evidencing rights or options to subscribe for, or otherwise acquire such shares; or the redemption by the Corporation of its own stock or the purchase or other acquisition by the Corporation of its own stock; or a purchase by the Corporation, other than in the ordinary course of business, of property and assets; or the making of any loans or advances by the Corporation either to employees or suppliers of the Corporation.

            (c) Rifkin may, directly or indirectly, transact any lawful business with the Corporation, notwithstanding any term or provision of this Agreement. Rifkin may also be a stockholder of the Corporation, may serve as director, chairman of the Board of Directors, President and/or any compensated officer of the Corporation and may vote for himself as such. Rifkin shall not be required to give any form of bond or other insurance hereunder.

            (d) At any meeting of the stockholders of the Corporation, Rifkin may vote the Stock or act in person or by proxy, and Rifkin may give a power of attorney to any other person to sign for Rifkin in case of action taken in writing without a meeting.

            (e) In voting the Stock, Rifkin shall exercise his best judgment to the end that the business and affairs of the Corporation shall be properly managed, but Rifkin does not assume any responsibility or liability in respect of such management, or in respect of any action taken by Rifkin, or taken in pursuance of his consent thereto, or in pursuance of his vote so cast, and Rifkin shall not incur any responsibility or liability under this Agreement, or as a stockholder, or otherwise, by reason of any error of fact or law and/or of any matter or thing done or omitted to be done, except for any act with respect to which it has been judicially determined that Rifkin has engaged in willful misconduct.

            (f) Rifkin shall not be entitled to any compensation for his services in accordance with this Agreement, unless such compensation is authorized by a majority vote of the holders of Voting Agreements (Rifkin abstaining from voting on behalf of himself or any other stockholder from such majority vote); but it is expressly agreed that Rifkin shall be


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reimbursed for, and indemnified against and saved harmless from, any and all liabilities, losses, costs, damages, expenses and liabilities (including reasonable attorneys' fees) incurred by him arising out of or in connection with this Agreement or any action taken in accordance with the terms of this Agreement; and Rifkin shall receive such indemnity from the Corporation. The Corporation shall be deemed to be fully entitled, by action of the Board of Directors of the Corporation, to assume or provide otherwise for payment of any and all losses, costs, damages, expenses and liabilities (including reasonable attorneys' fees) incurred by Rifkin arising out of or in connection with this Agreement or the exercise of his rights hereunder. Rifkin shall be entitled from time to time to be reimbursed by the Corporation for any such liabilities, costs, damages and expenses.

            (g) Rifkin shall have no duty to hold meetings with the Stockholder or holders of Voting Agreements, but he shall be entitled to do so if he wishes. If Rifkin wishes to hold a meeting with the holders of Voting Agreements, Rifkin shall provide written notice seven (7) calender days prior to such meeting, and such notice shall state the place, day and hour and the purpose, if any, of such meeting, but any holder of a Voting Agreement may waive such notice in writing, either before or after the holding of the meeting. No notice of any adjourned meeting need be given. Every such meeting shall be held at the main office of the Corporation, located at: 11403 Cronridge Drive, Suite 200, Owings Mills, MD 21117, unless otherwise designated by Rifkin and approved in writing by two-thirds of the holders of Voting Agreements to the holding thereof at another place. The failure to hold meetings shall not in any manner or degree impair or reduce the authority of Rifkin hereunder.

      3. Inscription on Stock Certificates. Simultaneously with the execution of this Agreement, the Stockholder will inscribe on the certificate(s) representing the shares of the Stockholder's Stock in the Corporation a legend in substantially the following form: "The shares of stock evidenced by this Certificate are subject to the provisions of a voting agreement executed on ___________________, 1998, a copy of which is on file at the principal office of the Corporation."

      4. Changes in Common Stock.In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the shares of the Stock held by the Stockholder by reason of any stock dividend, stock split, consolidation of shares, reclassification, or consolidation involving the Corporation, or if any additional shares of stock of the Corporation are issued to the Stockholder, such shares or securities shall be deemed to be Stock for purposes of this Agreement and shall be duly inscribed as provided in Section 3 hereof.

      5. Agreement Binding Upon Transferees. In the event that, at any time or from time to time, any share of Stock is transferred by a Stockholder to any party (other than the Corporation), in accordance with any provision permitting such transfer in any agreement to which such Stockholder is a party or as permitted by law with approval by the Corporation, the transferee shall take such shares of Stock pursuant to all provisions, conditions and covenants of


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this Agreement, and as a condition precedent to the transfer of such shares of
Stock, the transferee shall agree (for and on behalf of the transferee, the transferee's legal representatives, transferees and assigns) in writing to be bound by all provisions of this Agreement as a party hereto, but if the transferee fails to so execute a writing, the transferee is nonetheless bound by all provisions, conditions and covenants of this Agreement. In the event that there shall be any transfer to any person or entity as described herein, all references herein to a Stockholder shall thereafter be deemed to include such transferee or transferees.

      6. Term. This Agreement shall expire on July 1, 2003; provided, however, that the parties hereto may extend its duration for additional two (2) year terms within one (1) year prior to the expiration of the then current term, or as may otherwise be permitted by law. Rifkin may terminate this Agreement, in his uncontrolled discretion, by signing a declaration to that effect and sending copy of the same to the Stockholder.

      7. Representations of Stockholders. The Stockholder hereby represents and warrants to Rifkin and the Corporation that (a) he/she owns and has the right to vote the number of shares of the Stock set forth opposite his/her name on Exhibit A attached hereto, (b) he/she has full power to enter into this Agreement and has not, prior to the date of this Agreement nor during the terms of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof and (c) he/she will not take any action inconsistent with the purposes and provisions of this Agreement.

      8. Termination of Agreement Due to Death or Disability of Rifkin. In the event of the death or permanent disability of Rifkin preventing him from exercising the terms and provisions of this Agreement (as determined solely by Rifkin or his legal representative), then, anything contained herein to the contrary notwithstanding, this Agreement shall cease and terminate upon written notice to the Stockholder.

      9. Enforceability. The Stockholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against each of the parties hereto.

      10. General Provisions.

            (a) All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their successors, permitted assigns, heirs, legatees, executors, administrators and other legal representatives, as the case may be.


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            (b) This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

            (c) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

            (d) If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable.

            (e) No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

            (f) Whenever the context of this Agreement shall so require, the use of the singular number shall include the plural and the use of any gender shall include all genders.

            (g) All notices and other communications hereunder shall be in writing and shall be either personally delivered, or mailed first class registered mail, postage prepaid, or sent by reputable overnight courier service, charges prepaid. Notices shall be deemed to have been given hereunder when delivered personally, three (3) days after deposit in the U.S. Mail and one
(1) day after deposit with a reputable overnight courier service.

            (h) This Agreement may be amended by the written agreement of holders of Voting Agreements representing not less than two-thirds (2/3) of the shares of stock entitled to vote.

            (i) This Agreement shall be filed with Rifkin, and a duplicate hereof shall be filed in the principal office of the Corporation.

                            (CONTINUED NEXT PAGE)


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      IN WITNESS WHEREOF, the Stockholder has executed this Agreement as of the date first above written.


WITNESS/ATTEST:


------------------------------            ------------------------------------
                                          Name:
                                          Stockholder
                                          Address:


                                          Phone:


WITNESS:


------------------------------            ------------------------------------
                                          Scott Rifkin, M.D.
                                          Address same as hereinabove written


READ, ACKNOWLEDGED AND
AGREED TO:

AMERICA'S DOCTOR, INC.


By:____________________________
Its:
Address:    11403 Cronridge Drive
            Suite 200
            Owings Mills, MD 21117
Phone:      (410) 581-1189


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                                    EXHIBIT A
                                AMERICA'S DOCTOR
       STOCK CERTIFICATES ISSUED AS OF THE DATE OF EXECUTION OF AGREEMENT


Name of Stockholder     Number of Certificates        Total Number of Shares
-------------------     ----------------------        ----------------------
        *                         *                              *


A similar agreement was entered into by Scott Rifkin and each of several individual shareholders in the Corporation. The Voting Agreement covers approximately 35,000 shares in the Corporation.

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